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                                                                    EXHIBIT 12.2
                            PACCAR Financial Corp.

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     PURSUANT TO THE SUPPORT AGREEMENT
                     BETWEEN THE COMPANY AND PACCAR INC
                            (Thousands of Dollars)


                                             Six Months Ended
                                                  June 30
                                            1997           1996
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FIXED CHARGES
  Interest expense                        $  49,854      $  49,234
  Facility and equipment rental                 359            367
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TOTAL FIXED CHARGES                       $  50,213      $  49,601
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EARNINGS
  Income before taxes                     $  25,535      $  26,123
  Depreciation                                3,906          4,943
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                                             29,441         31,066
  Fixed charges                              50,213         49,601
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EARNINGS AS DEFINED                       $  79,654      $  80,667
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RATIO OF EARNINGS TO FIXED CHARGES            1.59X          1.63X
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